UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

Univest Corporation of Pennsylvania
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

14 North Main Street P.O. Box 197
Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 17, 2018

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 17, 2018, at 10:45 a.m., at PineCrest Country Club, 101 Country Club Drive, Lansdale, Pennsylvania 19446.

Univest's Board of Directors recommends a vote:

1.
FOR the election of three Class I Directors each for a three-year term expiring in 2021 and one Alternate Director for a one-year term expiring in 2019 and until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2018.

3.	FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.

Such other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be considered at the annual meeting.

The close of business on February 15, 2018, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The accompanying Proxy Statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS FOR THE PURPOSE OF VOTING ALL THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person. If you need directions to attend the annual meeting, you may contact the Secretary of Univest by telephone at 215-721-2586 or by e-mail at SantanaM@univest.net.

By Order of the Board of Directors

WILLIAM S. AICHELE, Chairman

MEGAN DURYEA SANTANA , Esq., Secretary
March 16, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 17, 2018
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2017 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the "Board") of Univest Corporation of Pennsylvania (the "Corporation" or "Univest"), 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 17, 2018, at PineCrest Country Club, 101 Country Club Drive, Lansdale, Pennsylvania 19446 and at any adjournment thereof. Copies of this Proxy Statement and proxies to vote the Common Stock are being sent to the shareholders on or about March 16, 2018. Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted. Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") and other subsidiary companies or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's voting stock in their names, or in the names of their nominees, for reasonable expense in forwarding proxy cards and proxy statements to beneficial owners of such stock.

The person named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board set forth in the proxy.

Univest's Board of Directors recommends a vote:

1.
FOR the election of three Class I Directors each for a three-year term expiring in 2021 and one Alternate Director for a one-year term expiring in 2019 and until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2018.

3.	FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.

The Board has fixed the close of business on February 15, 2018, as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 15, 2018, there were 29,338,122 outstanding shares of Common Stock entitled to be voted at the Annual Meeting.

Holders of record of the Corporation's Common Stock ("Common Stock") on February 15, 2018 will be entitled to one vote per share on all business of the meeting. The three nominees for election as Class I Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected as Class I Directors. The nominee for election as Alternate Director who receives the highest number of votes cast, in person or by proxy, at the meeting will be elected as Alternate Director. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and the advisory vote regarding executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting for the purpose of determining the existence of a quorum, but will not be counted as votes for or against the election of any nominee for director or with respect to any other proposal brought before the meeting.

As of February 15, 2018, Univest Bank and Trust Co. held 570,169 shares or 1.94% of the Corporation's outstanding Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of Common Stock.

A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2017, was mailed on March 16, 2018 to each shareholder of record as of February 15, 2018. The Annual Report is not a part of the proxy soliciting material.

ELECTION OF DIRECTORS

The person named in the accompanying proxy intends to vote to elect as Directors the nominees listed below in each case, unless authority to vote for Directors is withheld in the proxy. The Corporation's Bylaws (the "Bylaws") authorize the Board to fix the number of Directors to be elected from time-to-time. The Board has established the number at three Class I Directors, each to be elected for a three-year term expiring in 2021, and one Alternate Director to be elected for a one-year term expiring in 2019.

The Nominating Committee has recommended the slate of nominees listed below for election as Class I Directors. Management has been informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of directors in accordance with the Bylaws.

The following information, as of February 15, 2018, is provided with respect to the nominees for election to the Board.

Class I (to be elected for a three-year term expiring at the 2021 Annual Meeting of Shareholders)*:

Name	Age	Business Experience	Director Since**
William S. Aichele	67	Chairman of the Corporation and Chairman of the Bank, Past President and Chief Executive Officer of the Corporation and the Bank	1990
Thomas M. Petro	59	Past President and Chief Executive Officer of Fox Chase Bank since June 2005 and Fox Chase Bancorp, Inc. since its founding and initial public offering in 2006	2016
Charles Zimmerman	59	Senior Leadership of Calvary Church, Director for the Clemens Family Corporation, Former Chairman of the Department of Practical Theology at Biblical Theological Seminary	2015

Mark A. Schlosser, a Class I Director, intends to retire at the expiration of his current term (April 17, 2018) and, accordingly, has not been renominated for election as a director of the Corporation.

Alternate Director (to be elected for a one-year term expiring at the 2019 Annual Meeting of Shareholders)*:

Name	Age	Business Experience	Alternate Director Since**
Robert C. Wonderling	56	President and Chief Executive Officer of the Chamber of Commerce of Greater Philadelphia, Former Pennsylvania State Senator	2018

The following Directors were elected or appointed in prior years for terms expiring in future years.

Class II Directors (each continuing for a three-year term expiring at the 2019 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
Todd S. Benning, CPA	57	Formerly a Director of Fox Chase Bancorp, Inc. Founding stockholder of Dunlap & Associates, PC (Certified public accounting firm)	2016
William G. Morral, CPA	71	Financial Consultant, Former CFO, Moyer Packing Company	2002
Glenn E. Moyer	66	Chief Executive Officer of Live Oak Strategies, LLC, Former Secretary of the Pennsylvania Department of Banking and Securities, Former President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank	2015
Jeffrey M. Schweitzer	44	President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank; (Has been employed by the Corporation since 2007, most recently as President and Chief Operating Officer prior to this position)	2013
Michael L. Turner	61	Partner, Marshall, Dennehey, Warner, Coleman & Goggin (Law Firm)	2015

Class III Directors (each continuing for a three-year term expiring at the 2020 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
Roger H. Ballou	66	Formerly a Director of Fox Chase Bancorp, Inc. Past President and Chief Executive Officer and a director of CDI Corporation (Engineering, Information Technology and Professional Staffing Solutions)	2016
R. Lee Delp	71	Principal, R. L. Delp & Company (Business Consulting)	1994
K. Leon Moyer	68	Retired Vice Chairman of the Corporation and Retired President and Chief Executive Officer of the Bank	2005
Natalye Paquin	57	Chief Executive Officer of Points of Light, Former Chief Transformation Officer at Girl Scouts of the USA	2017

* All nominees are currently directors or alternate directors.
** Dates indicate initial year as a director or alternate director of the Corporation or the Bank.

The following information, as of February 15, 2018, is provided with respect to the Named Executive Officers of the Corporation not serving as a Director of the Board.

Name	Age	Current Primary Positions	Current Position Since
Michael S. Keim	50	President of the Bank; Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Executive Vice President and Chief Financial Officer of the Corporation and Bank, prior to his current position)	2015
Duane J. Brobst	65	Senior Executive Vice President and Chief Risk Officer of the Corporation and the Bank (Has been employed by the Corporation since 1992, most recently as Chief Credit Officer, prior to this position)	2008
Roger S. Deacon	54	Senior Executive Vice President and Chief Financial Officer of the Corporation (formerly Chief Financial Officer of Fox Chase Bancorp, Inc.)	2016
Eric W. Conner	47	Executive Vice President and Chief Information Officer of the Corporation and the Bank (Has been employed by the Corporation since 2006, most recently as Chief Technology Officer, prior to this position)	2012

Security Ownership of Certain Beneficial Owners and Management

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each director, each nominee for director, each named executive officer, and all directors and executive officers as a group as of February 15, 2018, the record date.

Name	Number of Shares*	Percent
William S. Aichele (1)	171,546	**
Roger H. Ballou (2)	41,225	**
Todd S. Benning	35,175	**
R. Lee Delp	17,462	**
William G. Morral (3)	34,445	**
Glenn E. Moyer	9,078	**
K. Leon Moyer (4)	111,509	**
Natalye Paquin	1,887	**
Thomas M. Petro	90,540	**
Mark A. Schlosser (5)	25,027	**
Jeffrey M. Schweitzer (6)	89,778	**
Michael L. Turner	22,158	**
Robert C. Wonderling	1,000	**
Charles Zimmerman	5,478	**
Duane J. Brobst (7)	46,953	**
Eric W. Conner (8)	13,982	**
Roger S. Deacon (9)	68,678	**
Michael S. Keim (10)	42,384	**

All Directors and Executive Officers as a Group (18 persons)	828,305	2.82%

*
The shares "Beneficially owned" may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes shares, unvested restricted shares and options to purchase shares that will vest within 60 days of February 15, 2018.

**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 27,000 shares which may be acquired by the exercise of vested stock options.
(2)	Includes 19,286 shares owned by members of Mr. Ballou's family. He disclaims beneficial ownership of these shares.
(3)	Includes 1,439 shares owned by members of Mr. Morral's family and 768 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.
(4)
Includes 6,973 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares. Also included are 27,055 shares which may be acquired by the exercise of vested stock options.

(5)	Includes 17,079 shares over which Mr. Schlosser shares voting and/or investment power and 1,621 shares owned by a member of his family. He disclaims beneficial ownership of these shares.
(6)	Includes 39,681 shares which may be acquired by the exercise of vested stock options.
(7)	Includes 9,058 shares which may be acquired by the exercise of vested stock options.
(8)	Includes 6,204 shares which may be acquired by the exercise of vested stock options.
(9)	Includes 1,547 shares which may be acquired by the exercise of vested stock options.
(10)	Includes 11,522 shares which may be acquired by the exercise of vested stock options.

The following table provides information as of February 15, 2018 about persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name	Number of Shares*	Percent
Aberdeen Asset Management Inc. (1)	2,531,482	8.63%
Blackrock, Inc. (2)	1,799,686	6.13%
T. Rowe Price Associates, Inc. (3)	1,795,366	6.12%

(1)
Includes Aberdeen Asset Management Inc., Standard Life Aberdeen plc, and Aberdeen U.S. Small Cap Equity Fund. Information is derived from a Schedule 13G amendment filed with the SEC on February 6, 2018. The principal business office for Aberdeen Asset Management Inc. is 1735 Market Street, Philadelphia, PA 19103.

(2)	Information is derived from a Schedule 13G amendment filed with the SEC on January 23, 2018. The principal business office for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Information is derived from a Schedule 13G filed with the SEC on February 14, 2018. The principal business office for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Corporation. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2017, all Section 16 (a) reports by its Officers and Directors were timely filed, except one report on Form 4 for each of the following Directors and Executives associated with the granting of January 31, 2017 equity awards, which were inadvertently filed late: William S. Aichele, Roger H. Ballou, Todd S. Benning, Douglas C. Clemens, R. Lee Delp, William G. Morral, Glenn E. Moyer, K. Leon Moyer, Thomas M. Petro, Mark A. Schlosser, P. Gregory Shelly, Michael L. Turner, Charles H. Zimmerman, Margaret K. Zook, Duane J. Brobst, Eric W. Conner, Roger S. Deacon, Michael S. Keim, and Jeffrey M. Schweitzer.

The Board, the Board’s Committees and Their Functions

The Corporation's Board met ten (10) times during 2017. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. All Directors are encouraged to attend the annual meeting of shareholders. In 2017, all Directors were present at the annual shareholders’ meeting, except Mr. Clemens who resigned from the Board in July 2017. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:

Univest Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, PA 18964

The Corporation's Board of Directors has determined that all directors, with the exception of Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining with the Bank a deposit, savings or similar account by a director or any of the director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our directors or executive officers.
For more information, see “Related-Party Transactions.”

Board of Director Committees as of December 31, 2017

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Roger H. Ballou	X	X	—
Todd S. Benning	X	—	—
R. Lee Delp	—	—	Chairman
William G. Morral	Chairman	X	—
Glenn E. Moyer	—	Chairman	X
K. Leon Moyer	—	—	—
Natalye Paquin	—	—	—
Thomas M. Petro	—	—	—
Mark A. Schlosser	—	X	X
Jeffrey M. Schweitzer	—	—	—
Michael L. Turner	X	—	X
Charles H. Zimmerman	—	X	X

Audit Committee

The responsibilities of the Audit Committee of the Board (the "Audit Committee") include: annual review of and recommendation to the Board for the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

William G. Morral serves as Chairman of the Audit Committee. The Board has determined that Mr. Morral meets the requirements adopted by the SEC and the NASDAQ Stock Market for qualification as an audit committee financial expert. Mr. Morral has served as a member of the Board since 2002. Mr. Morral is a certified public accountant and has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral’s past employment experience as Senior Vice President and Chief Financial Officer of Moyer Packing Company for sixteen years included active supervision of finance, accounting, audit, credit, information technology, payables and payroll, providing him with a high level of financial sophistication and a comprehensive knowledge of internal controls and audit committee functions. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for purposes of Section 11 of the Securities Act of 1933.

The Board re-approved the Audit Committee Charter at its February 2018 Meeting and the Audit Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy at its January 2018 meeting. A copy of the Audit Committee Charter may be found on the Corporation’s Web Site: www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met five (5) times during 2017. The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the year ended December 31, 2017, with the Corporation's management. The Committee has discussed with KPMG LLP ("KPMG"), the Corporation's independent registered public accounting firm for the fiscal year ended December 31, 2017, the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees (as modified or supplemented.)

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board that the Corporation's audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

William G. Morral, Chairman
Roger H. Ballou
Todd S. Benning
Michael L. Turner
Charles H. Zimmerman

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm for the Corporation for 2018. KPMG was first engaged as the Corporation's independent registered public accounting firm in 2004 and audited the Corporation's financial statements for 2017.

Although shareholder ratification of the appointment of KPMG as the Corporation's independent registered public accounting firm is not required by the Bylaws or otherwise, the Board has decided to afford the Corporation's shareholders the opportunity to express their opinions on the matter of the Corporation's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee at its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the Corporation's shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered:

	2017	2016 (5)
Audit Fees (1)	$1,143,159	$1,046,472
Audit Related Fees (2)	78,000	78,000
Tax Fees (3)	133,861	124,210
All Other Fees (4)	1,780	—
Total Fees	$1,356,800	$1,248,682

(1)
In addition to fees related to the audit of the Corporation, 2016 includes fees related to the acquisition of Fox Chase Bancorp, Inc. and 2017 includes fees associated with the December 2017 capital raise. 100% of these fees were approved pursuant to the Audit Committee's pre-approval policy and procedures.

(2)	Includes audit of benefit plans and student loan agreed upon procedures. 100% of these fees were approved pursuant to the Audit Committee's pre-approval policy and procedures.
(3)	Includes preparation of federal and state 2015 and 2016 tax returns and tax compliance issues. 100% of these fees were approved pursuant to the Audit Committee's pre-approval policy and procedures.
(4)	Represents the annual charge for a web based accounting research tool. 100% of these fees were approved pursuant to the Audit Committee's pre-approval policy and procedures.
(5)	Prior period information has been revised to include fees billed and paid for the 2016 audit after the preparation of the 2017 Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2017 Performance Summary

The Corporation’s focus in 2017 was tied to three strategic priorities:

•	Grow Top Line Revenue

•	Achieved total portfolio organic loan growth of 10.2%;

•	Lancaster County commercial lending team increased loan portfolio by $187 million during 2017 to $261 million as of December 31, 2017;

•	Full assimilation of Fox Chase Bank lending team into the Corporation’s lending platform without losing any commercial lenders;

•	Achieved organic deposit growth of 9.1% by increasing commercial relationships and public funds deposits; and

•	Increased investment advisory commission and fee income by 17.8% and assets under management to $3.5 billion from $3.2 billion.

•	Maximize Efficiency and Managing Costs

•	Consolidated two financial centers within close proximity to other Univest locations;

•	Announced the closure of three additional financial centers during January 2018; and

•	Pilot the use of nCino to provide "end-to-end" commercial loan processing.

•	Expand and Optimize the Capabilities to Better Serve our Customers and Communities

•	Completed a public offering raising $70.5 million in capital during the fourth quarter 2017 to support the Corporation’s future growth initiatives;

•	Expanded geographic reach by opening six new financial centers in Montgomery County, Philadelphia County, Lancaster County and the Lehigh Valley;

•	Pilot the use of Salesforce.com which provides for a company-wide customer relationship manager tool; and

•	Began project to launch next generation mobile application.

While we did not achieve targeted performance for our incentive plan performance measures, actual results for 2017 were above threshold after adjusting for certain one-time items as approved by the Compensation Committee. Such one-time items were BOLI death benefit claims, deferred tax asset charge related to Federal income tax rate change and our 4th quarter 2017 capital raise. Substantial progress was also made on other important internal goals, such as those noted above, which we believe will contribute to long-term improved financial results going forward.

2017 Compensation Summary

•
Salaries: 2017 salary increases, which became effective as of January 1, 2017, for the executive officers, ranged from 0% - 6%. In conjunction with the Corporation’s overall strategic initiatives and as a result of a staffing rationalization initiative in 2016, the Compensation Committee accepted Messrs. Schweitzer, Keim and Deacon’s recommendation to not increase their respective base salaries for 2017.

•
Annual Incentive: During 2017, our goals were generally achieved between threshold and target performance levels; therefore, the corporate performance portion of the annual incentive was paid out at 94.5% of target.

•	Equity: Similar to prior years, we granted our executives two forms of equity; 70% of the total award was performance-vested restricted stock and 30% was stock options:

•	Granted 2017 performance-vested restricted stock awards and stock options based on a percentage of the Executive's base salary;

•
Performance-vested restricted stock cliff vests after three years based on (1) relative return on average assets compared to our Board approved peer group for the three years ended 2019 and (2) performance compared to internally developed earnings per share target for the three years ended 2019;

•	Stock options which time-vest over three years (1/3 on first anniversary, 1/3 on second anniversary, and 1/3 on third anniversary).

The Compensation Committee also considers feedback from our shareholders in making compensation determinations. At the 2017 annual meeting, 97.1% of the votes cast were in favor of the say-on-pay proposal. We view this as a positive endorsement of pay practice. Even in light of this strong support, we continue to monitor our pay alignment and seek ways to improve our compensation program.

With information provided by management, the Compensation Committee has reviewed the design and operation of our incentive compensation arrangements for all employees, including our named executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION PHILOSOPHY

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, the Corporation's executive compensation program is designed to:

•
Attract and retain talented employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” These key statements are critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•
Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders.

•
While exact positioning varies by each individual’s experience and responsibilities, our intent is to pay salaries, cash incentives, and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives.

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require executives to acquire substantial levels of ownership of the Corporation’s stock in order to better align the executives' interests with those of the shareholders’ through a variety of plans.

BASE SALARY COMPENSATION FOR 2017

The Compensation Committee's approach is to offer competitive salaries in comparison with market practices. The Compensation Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executives who are currently employed in similar positions at companies that are similar to the Corporation in both size (on the basis of total revenue) and scope of operation, with special emphasis placed on salaries paid by companies that constitute the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers decision-making responsibilities, experience, work performance and achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying at the median (50%) level of our peer group adjusted for overall performance of the individual executive. Base salaries are adjusted annually and are in effect for the period January 1 through December 31.

The Compensation Committee engaged McLagan, a part of Aon plc, to assist the committee in reviewing its executive and director compensation arrangements for 2017. McLagan is an independent compensation consulting firm engaged by and reporting directly to the Compensation Committee. The analysis provided by McLagan for 2017 includes, but is not limited to, an assessment of the Univest executive and director compensation program compared to its peers, development of total cash compensation opportunities (base salary and cash incentives) and a review of the Corporation's short-term and long-term incentive programs (cash and equity). The analysis provides the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and will serve as a foundation for future compensation decisions. The analysis was used in connection with the 2017 merit increases for named executive officers and for adjusting director compensation.

In determining compensation for our named executive officers, the Compensation Committee uses market information from its peer group. For the year ended 2017, this market information was provided by McLagan. The Corporation's 2017 peer group was made up of the financial institutions listed below:

1st Source Corp.	Independent Banc Corp.
Bryn Mawr Bank Corp.	Park National Corp.
Camden National Corp.	Peapack-Gladstone Financial
CoBiz Financial Inc.	Peoples Bancorp Inc.
Community Trust Bancorp Inc.	S&T Bancorp Inc.
Financial Institutions Inc.	Sandy Springs Bancorp, Inc.
First Busey Corp.	Stock Yards Bancorp, Inc.
First Commonwealth Financial	Tompkins Financial Corporation
First Community Bancshares, Inc.	TowneBank
First Financial Bancorp	Washington Trust Bancorp Inc.
First Merchants Corp.	WSFS Financial Corp.

In November 2016, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2017. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2017. Increases in base salary compensation for 2017 were based on individual performance and the selected peer group compensation review along with market analysis, which provides a broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants.

Below outlines the increases in base salary compensation for 2017 approved by the Compensation Committee:

Executive	2017	2016	Base Salary Increase
Jeffrey M. Schweitzer	$550,000	$550,000	—%
Michael S. Keim	375,000	375,000	—%
Roger S. Deacon (1)	300,000	300,000	—%
Duane J. Brobst	246,000	240,000	2.5%
Eric W. Conner	250,000	235,000	6.4%
(1) Mr. Deacon's employment by the Corporation began on July 1, 2016.

In conjunction with the Corporation’s overall strategic initiatives and as a result of a staffing rationalization initiative in 2016, the Compensation Committee accepted Messrs. Schweitzer, Keim and Deacon’s recommendation to not increase their respective base salaries in 2017. The increases for the other named executives are due to merit, growth and increased size and complexity of the Corporation and their related responsibilities.

ANNUAL INCENTIVES

The Corporation established a non-equity annual incentive plan to reward executive officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Keim, Deacon, Brobst, and Conner consists of cash bonuses based 80% on meeting annual Corporation performance goals (earnings per share, return on equity, efficiency ratio and nonperforming assets to total assets); and 20% on individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have significant impact on our long-term performance strategy. The payout under the Annual Incentive Compensation plan will occur during the March period following the performance year.

The Annual Incentive Compensation plan provides for payouts based on actual results compared to target as detailed in the table below. The first three columns of the table provide the annual incentive payout target range by executive, as a percentage of base salary, based on performance as compared to target.  The fourth and fifth columns provide the actual incentive award paid for 2017 as a percentage of base salary and actual dollar amount.  The 2017 payout was interpolated based on actual results compared to threshold, target and optimum.  There is no payout for performance below threshold.

Executive	Threshold Achieve 80% of Target	Target Achieve 100% of Target	Optimum Achieve 120% of Target	Actual Award	Actual Award ($)
Jeffrey M. Schweitzer	20.0%	50.0%	75.0%	47.8%	$262,887
Michael S. Keim	16.0%	40.0%	60.0%	38.2%	143,393
Roger S. Deacon	14.0%	35.0%	52.5%	33.5%	100,375
Duane J. Brobst	14.0%	35.0%	52.5%	33.5%	82,308
Eric W. Conner	10.0%	25.0%	37.5%	23.9%	59,747
The Corporation’s financial targets set by the Compensation Committee for 2017 along with the actual results for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Goal Weight*	Threshold	Target (Plan)	Optimum	Actual**
Earnings Per Share	25.00%	$1.36	$1.70	$2.04	$1.65
Return on Average Equity	25.00%	6.90%	8.63%	10.36%	8.47%
Efficiency Ratio	15.00%	64.81%	62.31%	59.81%	62.60%
NPAs to Total Assets	15.00%	0.76%	0.63%	0.50%	0.63%

*Represents percentage of individual's total incentive compensation award.

**Adjusted to exclude the impact of certain one-time items, which are the benefit of BOLI death benefit claims, the deferred tax asset revaluation charge in the fourth quarter of 2017 and the impact of a capital raise in the fourth quarter of 2017. Such adjustments were approved by the Compensation Committee.

The individual performance component is recommended by the President and CEO of the Corporation and Chairman of the Corporation, as applicable. When considering the recommendations, the Compensation Committee considers the individual’s contribution to progress on strategic initiatives critical to the Corporation’s performance in 2017 and beyond. In 2017, the Compensation Committee determined that the individual performance component for Messrs. Schweitzer, Keim, Deacon, Brobst and Conner should be paid-out at Target.

As a result of actual corporate performance (paid out at 94.5% of target) and the individual performance component, an aggregate cash bonus was paid to the above named executive officers of the Corporation for 2017 at 95.6% of the targeted payout level.

LONG-TERM INCENTIVES

Stock-Based Compensation

The long-term incentive program consists primarily of stock options and restricted stock grants; performance-based restricted stock awards vest based on the Corporation’s performance compared to its selected peers with respect to certain financial measures. The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, at the median (50%) level of our peer group when targeted performance is met.

At the 2013 annual shareholder's meeting, the shareholders approved the Univest 2013 Long-Term Incentive Plan. The purpose of the plan is to enable employees and non-employee directors of the Corporation to: (i) own shares of stock in the Corporation; (ii) participate in the shareholder value which has been created; (iii) have a mutuality of interest with other shareholders; and (iv) enable the Corporation to attract, retain and motivate key employees of particular merit. Participation in the 2013 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, stock appreciation rights and/or restricted stock. With respect to these grants, 2,000,000 shares were initially set aside for these long-term incentives. The number of shares of Common Stock available for issuance under the plan is subject to adjustment, as described in the plan. This includes, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the stock, substitution or adjustment in the aggregate number of shares reserved for issuance under the plan, in the number and option price of shares subject to outstanding stock options granted under the plan and in the number and price of shares subject to other awards, as described in the plan. As a result of the 2015 acquisition and merger of Valley Green Bank with and into the Bank and the 2016 acquisition and merger of Fox Chase Bancorp, Inc. with and into the Corporation, 473,483 and 857,191 additional shares, respectively, became available for distribution under the 2013 Long-Term Incentive Plan. As of December 31, 2017, there were 2,484,320 shares available for future grants. At the time of an award grant, the Compensation Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).

Upon a change in control: (i) any stock appreciation rights outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; (ii) restrictions applicable to any restricted stock award shall lapse and such shares shall be deemed fully vested; (iii) the value of all outstanding stock options, stock appreciation rights and restricted stock awards shall be cashed out on the basis of their fair market value; and (iv) any outstanding long-term performance awards shall be vested and paid out based on the prorated target results for the performance periods in question.

2017 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock and stock options; 70% of the fair value of the awards is in performance-based restricted stock and 30% of the fair value is in stock options.

Performance-based restricted stock was granted on January 31, 2017 based on the Target performance as detailed in the following chart. The performance-based restricted stock will vest on February 15, 2020 after three years of performance based on the Corporation’s performance compared to (i) the SNL Small Cap Bank and Thrift Index ("Select Peer Group") with respect to three-year average Return on Average Assets and (ii) internally determined absolute cumulative earnings per share target for the three year period ended December 31, 2019. No vesting will occur if the three year average ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (merger charges, branch closure costs, BOLI gains, etc.).

The number of Target shares in the following table represent the Target grant (i.e. most likely to vest) with more shares vesting if performance exceeds Target and less shares vesting if performance is short of Target as detailed below.  Target is defined as ranking in the 55th percentile of ROAA performance compared to its Select Peer Group and achieving a cumulative 2017 to 2019 EPS target adjusted for one-time non-recurring gains and losses (merger charges, branch closure costs, BOLI gains, etc.) both weighted at 50%.

ROAA to Peer	Threshold (35% - 55%)	Target - 55%	Optimum (75% or Greater)
Amount of Shares Vesting	50%	100%	150%

EPS Performance	Threshold (80% of Target)	Target	Optimum (120% of Target)
Amount of Shares Vesting	50%	100%	150%

On January 31, 2017, the Compensation Committee approved the granting of performance-based restricted stock to the following named executives:

	Number of Shares			Grant Date Fair Value ($)
Executive	Threshold	Target	Optimum	Threshold	Target	Optimum
Jeffrey M. Schweitzer	3,419	6,838	10,258	$96,245	$192,500	$288,763
Michael S. Keim	1,865	3,730	5,595	52,500	105,000	157,500
Roger S. Deacon	1,306	2,611	3,917	36,764	73,500	110,264
Duane J. Brobst	1,071	2,141	3,212	30,149	60,270	90,418
Eric W. Conner	777	1,554	2,331	21,873	43,750	65,618

The granting of stock options is anticipated to occur annually, at the discretion of the Compensation Committee, and is not contingent on the achievement of annual targets described under "Annual Incentives." The number of stock options to be granted each year will be determined by the Compensation Committee. On January 31, 2017, the Compensation Committee approved the granting of stock options to the following named executives:

Executive	Stock Options Granted		Grant Date Fair Value ($)
Jeffrey M. Schweitzer	12,277	shares	$82,500
Michael S. Keim	6,696	shares	45,000
Roger S. Deacon	4,688	shares	31,500
Duane J. Brobst	3,844	shares	25,830
Eric W. Conner	2,790	shares	18,750

Vesting of 2014 Performance-Based Restricted Stock

During 2014, the Corporation granted its executives performance-based restricted stock based on the Top Quintile performance as detailed in the chart below. Performance criteria was the Corporation's Return on Average Assets for the three years ended December 31, 2016 compared to its select peer group.

	Number of Shares
Executive	Top Quintile	2nd Quintile 60%-80%	3rd Quintile
Jeffrey M. Schweitzer	7,500	5,000	2,500
Michael S. Keim	2,250	1,500	750
Roger S. Deacon (1)	—	—	—
Duane J. Brobst	2,250	1,500	750
Eric W. Conner	2,250	1,500	750
(1) Executive was not an employee of the Corporation when the restricted shares were granted.

The performance-based restricted stock vested in 2017 and the Corporation's performance in terms of three-year Return on Average Assets relative to peers fell in the 2nd Quintile. The number of shares earned and vested for each named executive are the 2nd Quintile identified shares in the above table.

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the executive officers with those of the shareholders, the Board of Directors approved minimum stock ownership guidelines for the executive officers. Below are the minimum required holdings for the named executive officers. All of the executive officers are in compliance with the ownership requirements.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Michael S. Keim	2.5x
Roger S. Deacon	2.0x
Duane J. Brobst	2.0x
Eric W. Conner	1.5x

The ownership requirements vary based upon which category of the executive incentive plan (there are four) the executive is placed in. In 2017, executive officers in each category were as follows: Category 1 is the President and CEO of the Corporation; Category 2 is the President of the Bank; Category 3 included any Senior Executive Vice President of the Corporation and/or the Bank, any Commercial Banking Market President, the Wealth Management President and Insurance President; and Category 4 includes Executive Vice Presidents of the Corporation or Bank. These ownership requirements must be met within 5 years of entering the plan. If an individual is promoted to a new category, the individual will have 3 additional years in which to achieve the new ownership requirement. The following shares are considered “owned” in meeting the ownership requirements outlined in the table above:

•	All shares held by the employee or their spouse;

•	All restricted stock (vested or nonvested);

•	Unexercised vested in-the-money stock options; and

•	Shares held in the employee’s 401(k) plan.

Claw Back Provision on Incentive Compensation

In the case where an accounting restatement occurs due to a material error, whether due to intentional fraud or a “no fault” accounting restatement, incentive-based compensation that is based on financial information required to be reported under the securities laws, including performance based restricted stock, will be recovered from all Section 16 officers who were Section 16 officers during the relevant period. If it is determined by the Compensation Committee that it is impracticable to recover the amounts (i.e. the cost to recover exceeds the amount to be recovered) then the Corporation will disclose the individual’s name, the amount foregone, and a brief description of the reason for deciding not to pursue recovery in our next annual proxy statement.

Post-Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 8, 2009. The Defined Benefit Pension Plan (the "DBPP") is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation who were hired before December 8, 2009, completed one year of service and attained age 21. Effective December 31, 2009, the benefits previously accrued under the DBPP were frozen and the DBPP was amended and converted to a cash balance plan, with participants not losing any pension benefits already earned in the DBPP. Additionally, employees hired on or after December 8, 2009 are not eligible to participate in the DBPP. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The DBPP is administered by the Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed the Bank as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants.
The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.
    Benefits under the cash balance plan are credited to the employees’ account based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ accounts are credited with a guaranteed return of the ten year Treasury note rate plus 1% not to exceed the 30 year Treasury note rate. To not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBPP or the new cash benefit account.
Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his/her normal retirement age. A participant’s early retirement benefit is the greater of (i) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a nondecreasing life annuity payable for a period not less than the life of the participant or (ii) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant’s early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant’s accrued benefit payable at the participant’s normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant’s age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
Participants were not vested in the benefits accrued up to December 31, 2009 until they completed five years of service, at which time they became fully vested in the benefits accrued up to December 31, 2009 in the DBPP. Participants were not vested in the benefits accrued after December 31, 2009, under the cash balance portion of the plan, until they completed three years of service, at which time they became fully vested in the benefits accrued under the cash balance portion of the plan.
A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.
While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan shall be allocated among the participants in the order provided for in ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (the "PBGC") up to specified limitations.

Should the DBPP/cash balance plan terminate at some future time, its assets generally may not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.
On an optional basis, employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (the "DSSP"). In 2017, participants could defer up to a maximum of $18,000 if under age 50 and $24,000 if at least age 50 by December 31. After employees complete 6 months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's salary. All contributions are invested via a trust. The Corporation's matching contributions for 2017, 2016, and 2015, amounted to $1,374,375, $1,192,172 and $1,017,667, respectively. The matching contributions are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant's retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

OTHER PERQUISITES

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain executive officers, including the named executive officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named executive officers with personal tax preparation services. These services are provided by a Certified Public Accounting firm other than Univest’s Independent Registered Public Accounting Firm, KPMG LLP.

TAX CONSIDERATIONS

The Tax Cuts and Jobs Act of 2017 (“TCJA”) modified Section 162(m) of the Internal Revenue Code and, beginning in 2018, generally provides that no tax deduction is allowed for compensation in excess of $1 million paid by a public company to any named executive officer (“NEO”). Additionally, as result of the TCJA, performance-based pay such as nonqualified stock options, performance-based restricted stock, cash incentives and nonqualified retirement vehicles that pay out after retirement would now be counted against the limit. Prior to 2018, performance-based pay was not subject to the deductibility limit. It is the Corporation’s philosophy to design compensation plans to maximize the deductibility of compensation under Section 162(m). The Corporation is currently analyzing the impact of the TCJA on its compensation plans.

Overview of Compensation Changes for 2018

2018 Base Salaries

In December 2017, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2018. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2018. Increases in base salary compensation for 2018 were based on individual performance and the selected peer group compensation review along with market analysis, which provides a broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants. The Chief Executive Officer's base salary was approved by the full Board of Directors in January 2018.

Below outlines the increases in base salary compensation for 2018 approved by the Compensation Committee:

Executive	2018	2017	Base Salary Increase
Jeffrey M. Schweitzer	$600,000	$550,000	9.1%
Michael S. Keim	390,000	375,000	4.0%
Roger S. Deacon	315,000	300,000	5.0%
Duane J. Brobst	252,000	246,000	2.4%
Eric W. Conner	275,000	250,000	10.0%

The increases for the other named executives are due to merit, growth and increased size and complexity of the Corporation and their related responsibilities. The increase for Mr. Schweitzer is also due to no increase being awarded in 2017, at Mr. Schweitzer's request, and a desire of the Compensation Committee to bring Mr. Schweitzer's salary to the 50th percentile of the market.

Change in Control Agreements

The Corporation has entered into change of control agreements (the “Agreement”) with certain executive officers, including all of the named executive officers. The Agreements for the named executive officers had fixed terms ending on December 31, 2017, with automatic annual one year renewals of the Agreement thereafter, absent notice of non-renewal from any party. The Agreements ending on December 31, 2017 were automatically renewed for each named executive officer and now have fixed terms ending December 31, 2018, with automatic one year renewals thereafter absent notice of non-renewal from any party.

In the event an executive’s employment is terminated subsequent to a “change in control” during the term of the Agreement either by the Corporation for a reason other than “cause” (as defined in the Agreement) or by the executive after the occurrence of certain specified events of “good reason” described below, the Corporation will pay the applicable executive a lump-sum cash payment equal to the sum of (i) two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times their average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable executive will receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits.

The specified events of “good reason” permitting an executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) material diminution in executive’s authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from executive’s office on the date of the change in control (unless closer to executive’s residence); (iii) material diminution in executive’s base salary; (iv) failure to provide executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.

Payments under the Agreement would be reduced to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event that the executive becomes entitled to and receives benefits under the Agreement after a change in control, he will be subject to one year non-compete and non-solicitation covenants. In the event that the executive voluntarily terminates employment during the term of the Agreement prior to a change in control, he will be subject to similar non-compete and non-solicitation covenants for six months.

CONCLUSION

Through the programs described above, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Compensation Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

The following Summary Compensation Table is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock and option awards are determined at grant date fair values, which may be worth more, less, or even nothing when vested or paid.

The following table sets forth for the fiscal years ended December 31, 2017, 2016 and 2015, the compensation which the Corporation and its subsidiaries’ principal executive officer, principal financial officer and three other named executive officers earned. This table should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a)	Bonus	Stock Awards	Option Awards (b)	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation (c) (d)	Total
Jeffrey M. Schweitzer,	2017	$550,000	$ -0-	$192,500	$82,500	$262,887	$22,775	$25,507	$1,136,169
President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank	2016	550,000	-0-	197,115	85,351	237,410	14,165	24,967	1,109,008
	2015	510,000	-0-	186,950	54,593	232,190	9,180	25,507	1,018,420
Michael S. Keim,	2017	375,000	-0-	105,000	45,000	143,393	9,676	23,479	701,548
President of the Bank; Director of the Bank	2016	375,000	-0-	107,512	46,554	129,496	9,218	21,724	689,504
	2015	300,000	-0-	88,670	27,297	95,608	11,927	19,989	543,491
Roger S. Deacon, (1)	2017	300,000	-0-	73,500	31,500	100,375	—	17,821	523,196
Senior Executive Vice President and Chief Financial Officer of the Corporation and of the Bank	2016	150,000	-0-	—	—	45,324	—	5,635	200,959
Duane J. Brobst,	2017	246,000	-0-	60,270	25,830	82,308	70,604	17,904	502,916
Senior Executive Vice President and Chief Risk Officer of the Corporation and of the Bank	2016	240,000	-0-	60,201	26,072	72,518	56,257	17,285	472,333
	2015	220,000	-0-	69,450	27,297	60,487	28,978	17,104	423,316
Eric W. Conner,	2017	250,000	-0-	43,750	18,750	59,747	20,626	15,405	408,278
Executive Vice President and Chief Technology Officer of the Corporation and of the Bank	2016	235,000	-0-	42,115	18,233	56,594	17,446	14,818	384,206
	2015	215,000	-0-	41,670	12,132	48,942	7,307	15,126	340,177
(1) Mr. Deacon became an employee of the Corporation on July 1, 2016.

(a)	Salary for Mr. Deacon for 2016 is for the six months ended December 31, 2016.

(b)
Represents the fair value for all stock options granted during 2017, 2016 and 2015, respectively. Assumptions used in calculating the fair value on these stock options are set forth in Note 14 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2017.

(c)
Includes Deferred Salary Savings Plan (401(k)) company matching contributions, life insurance premiums, expense allowance, and personal tax preparation services. No individual item in 2017, 2016 or 2015 exceeded $25,000.

(d)
In prior years, dividends on unvested restricted stock awards were included in the amounts shown for All Other Compensation. According to the SEC Item 402(c) of Regulation S-K, these dividends do not need to be separately disclosed since they were factored into the ASC 718 grant date value of the awards. Accordingly, we have excluded the dividends from the All Other Compensation values for 2017 and also restated All Other Compensation values for 2016 and 2015.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(a)	Maximum (#)
Jeffrey M. Schweitzer		$110,000	$275,000	$412,500
	1/31/2017				3,419	6,838	10,258	—	12,277	28.15	$275,000
Michael S. Keim		60,000	150,000	225,000
	1/31/2017				1,865	3,730	5,595	—	6,696	28.15	150,000
Roger S. Deacon		42,000	105,000	157,500
	1/31/2017				1,306	2,611	3,917	—	4,688	28.15	105,000
Duane J. Brobst		34,440	86,100	129,150
	1/31/2017				1,071	2,141	3,212	—	3,844	28.15	86,100
Eric W. Conner		25,000	62,500	93,750
	1/31/2017				777	1,554	2,331	—	2,790	28.15	62,500

(a)
These are performance-based awards which will vest based upon the Corporation’s performance over the next three years. Actual shares that vest may change from the above table based on performance. Dividends are paid on the shares but must be invested in the dividend reinvestment plan and are not eligible for cash payout. The shares granted are eligible for voting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Jeffrey M. Schweitzer (a)	1/31/2011	4,500	-0-	-0-	$17.24	1/31/2021	2/7/2013	208	$5,834	-0-	-0-
	1/31/2013	7,000	-0-	-0-	16.88	1/31/2023	2/6/2014	1,456	40,841	-0-	-0-
	1/31/2014	6,000	-0-	3,000	18.78	1/31/2024	1/31/2015	-0-	-0-	7,500	210,375
	1/31/2015	3,000	-0-	6,000	18.52	1/31/2025	2/19/2015	1,500	42,075	-0-	-0-
	1/31/2016	4,541	-0-	9,081	19.68	1/31/2026	1/31/2016	-0-	-0-	10,016	280,949
	1/31/2017	-0-	-0-	12,277	28.15	1/31/2027	1/31/2017	-0-	-0-	6,838	191,806
Michael S. Keim (a)	1/31/2013	667	-0-	-0-	16.88	1/31/2023	2/6/2014	551	15,456	-0-	-0-
	1/31/2014	666	-0-	667	18.78	1/31/2024	1/31/2015	-0-	-0-	3,750	105,188
	1/31/2015	1,500	-0-	3,000	18.52	1/31/2025	2/19/2015	600	16,830	-0-	-0-
	1/31/2016	2,477	-0-	4,953	19.68	1/31/2026	1/31/2016	-0-	-0-	5,463	153,237
	1/31/2017	-0-	-0-	6,696	28.15	1/31/2027	1/31/2017	-0-	-0-	3,730	104,627
Roger S. Deacon	1/31/2017	-0-	-0-	4,688	28.15	1/31/2027	1/31/2017	-0-	-0-	2,611	73,239

Duane J. Brobst	1/31/2013	667	-0-	-0-	16.88	1/31/2023	2/6/2014	110	3,086	-0-	-0-
	1/31/2014	666	-0-	667	18.78	1/31/2024	1/31/2015	-0-	-0-	3,750	105,188
	1/31/2015	1,500	-0-	3,000	18.52	1/31/2025	1/31/2016	-0-	-0-	3,059	85,805
	1/31/2016	1,387	-0-	2,774	19.68	1/31/2026	1/31/2017	-0-	-0-	2,141	60,055
	1/31/2017	-0-	-0-	3,844	28.15	1/31/2027
Eric W. Conner (a)	1/31/2013	667	-0-	-0-	16.88	1/31/2023	1/31/2015	-0-	-0-	2,250	63,113
	1/31/2014	666	-0-	667	18.78	1/31/2024	1/31/2016	-0-	-0-	2,140	60,027
	1/31/2015	667	-0-	1,333	18.52	1/31/2025	1/31/2017	-0-	-0-	1,554	43,590
	1/31/2016	970	-0-	1,940	19.68	1/31/2026
	1/31/2017	-0-	-0-	2,790	28.15	1/31/2027

(a)	Includes both non-qualified and incentive stock options.

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
1/31/2014	33.3334% Vested in 2016; 33.3333% Vested in 2017; and 33.3333% Vests in 2018
1/31/2015	33.3334% Vested in 2017; 33.3333% Vests in 2018; and 33.3333% Vests in 2019
1/31/2016	33.3334% Vested in 2017; 33.3333% Vests in 2018; and 33.3333% Vests in 2019
1/31/2017	33.3334% Vests in 2018; 33.3333% Vests in 2019; and 33.3333% Vests in 2020

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
2/07/2013	20% Vested in 2014; 20% Vested in 2015; 20% Vested in 2016; 20% Vested in 2017; and 20% Vests in 2018
2/06/2014	20% Vested in 2015; 20% Vested in 2016; 20% Vested in 2017; 20% Vests in 2018; and 20% Vests in 2019
1/31/2015	100% or less vests on 2/15/2018 based on the Corporation’s performance
2/19/2015	20% Vested in 2016; 20% Vested in 2017; 20% Vests in 2018; 20% Vests in 2019; and 20% Vests in 2020
1/31/2016	150% or less vests 2/15/2019 based on the Corporation’s performance
1/31/2017	150% or less vests 2/15/2020 based on the Corporation’s performance

STOCK OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards (a)		Stock Awards (c)
	Number of Shares Acquired on Exercise (#)	Value Realized (b) on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey M. Schweitzer	—	$—	7,410	$211,226
Michael S. Keim	—	—	2,354	67,297
Roger S. Deacon	—	—	54	1,567
Duane J. Brobst	—	—	1,803	51,624
Eric W. Conner	—	—	1,666	47,719
(a) The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money stock options for Corporation stock having an equivalent value. This exchange allows the executives to exercise their stock options on a net basis without having to pay the exercise price or related expense in cash. However, it will result in the executives acquiring fewer shares than the number of stock options exercised.

(b)	"Value Realized" is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date.
(c) The amounts shown under Stock Awards include the portion of prior year restricted stock awards that vested during 2017 as well as the dividends on unvested restricted stock awards that were paid and invested in the dividend reinvestment plan during 2017.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Defined Benefit Pension Plan/Cash Balance Plan	10.25	$110,550	$-0-
Michael S. Keim	Defined Benefit Pension Plan/Cash Balance Plan	9.00	57,480	-0-
Roger S. Deacon (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
Duane J. Brobst	Defined Benefit Pension Plan/Cash Balance Plan	24.00	605,003	-0-
Eric W. Conner	Defined Benefit Pension Plan/Cash Balance Plan	12.00	92,580	-0-

(a)
Univest’s pension plans are described in the Compensation Discussion and Analysis under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 13 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2017.

(b)	Mr. Deacon was hired after December 8, 2009, at which date the Defined Benefit Pension Plan was closed to all new employees.

CHIEF EXECUTIVE OFFICER - PAY RATIO DISCLOSURE

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than Jeffrey M. Schweitzer) was $54,499; and

•	The annual total compensation of Jeffrey M. Schweitzer, our President & CEO, was $1,136,169.

Based on this information, the ratio for 2017 of the annual total compensation of our President & CEO to the median of the annual total compensation of all employees is 21 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.
As of December 31, 2017, our employee population consisted of approximately 855 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with our calendar year end and allowed us to identify employees in a reasonably efficient manner.

2.
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized the compensation of approximately 142 full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees, of which there were approximately 36.

3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $54,499.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2017 Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION

Univest does not currently have any non-qualified contributory deferred compensation plans available to the named executive officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation. As described in "Change in Control Agreements" on page 19, the Corporation entered into change in control agreements with certain executive officers, including the named executive officers; there are also triggering events addressed therein. Provisions for these triggering events are also addressed within the 2003 Long-Term Incentive Plan, the 2013 Long-term Incentive Plan, and the Defined Benefit Pension Plan.

Change in Control Agreements

In the event that the employment of Messrs. Schweitzer, Keim, Deacon, Brobst or Conner is terminated subsequent to a “change in control” during the term of the Agreement either by the Corporation for a reason other than “cause” (as defined in the Agreement) or by the executive after the occurrence of certain specified events of “good reason” described in "Change in Control Agreements" on page 19, the Corporation will pay Messrs. Schweitzer, Keim, Deacon, Brobst or Conner, as applicable, a lump-sum cash payment equal to the sum of (i) two times the applicable executive's highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times the applicable executive's average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable executive will each receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits.

The following table provides the amount of compensation payable to the applicable executive after a "change in control" and the employee is terminated for a reason other than cause (as defined in the Agreement) or by the executive after the occurrence of a specified event of "good reason".

Name	2X Base Salary	2X Cash Bonus	Medical Insurance Benefits (2 Years)	Total
Jeffrey M. Schweitzer	$1,100,000	$500,297	$37,605	$1,637,902
Michael S. Keim	750,000	272,889	24,504	1,047,393
Roger S. Deacon	600,000	200,750	37,605	838,355
Duane J. Brobst	492,000	154,826	45,933	692,759
Eric W. Conner	500,000	116,341	42,898	659,239

2003 and 2013 Long-term Incentive Plans

Upon a change in control, stock options and restricted stock awards which have been held for at least six months become fully vested. Upon retirement, early-retirement or termination by reason of disability, the Compensation Committee may elect to accelerate the vesting period to allow all stock options to become fully vested and exercisable up to a period of two years after the date of such retirement, early-retirement or disability date and may elect to accelerate the vesting period of all restricted stock awards. Upon termination by death, the Compensation Committee may elect to accelerate the vesting period to allow all stock option awards to become fully vested and exercisable by the legal representative of such employee’s estate or legatee of such employee’s will for a period of one year from the date of death, and may elect to accelerate the vesting period of all restricted stock awards. There are no acceleration provisions for the willful termination of employment or termination of employment for cause. Upon the willful termination of employment, the optionee would have the lesser of three months or the remaining term to exercise any vested stock options. Upon termination of employment for cause, all vested and unvested stock options will immediately terminate.

The following table demonstrates the impact under different triggering events as if such event had occurred on December 31, 2017:

Name		Option Awards				Restricted Stock Awards
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($)	Expiration Date	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($)
Jeffrey M. Schweitzer	Retirement or Early-retirement, Termination by Disability	—	$—	$—	12/31/2019	—	$—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	30,358	22.79	159,683	3/31/2018	27,518	771,880
Michael S. Keim	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	15,316	23.12	75,508	3/31/2018	14,094	395,337
Roger S. Deacon	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	4,688	28.15	—	3/31/2018	2,611	73,239
Duane J. Brobst	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	10,285	22.45	57,596	3/31/2018	9,060	254,133
Eric W. Conner	Retirement or Early-retirement, Termination by Disability	—	—	—	12/31/2019	—	—
	Termination by Death	—	—	—	12/31/2018	—	—
	Change in Control	6,730	22.87	34,861	3/31/2018	5,944	166,729

Defined Benefit Pension Plan ("DBPP")

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at the early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. In the event the participant's age plus years of service is less than 85, benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55. A vested participant who dies before the annuity starting date and who has a surviving spouse will have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death. None of the triggering events described above would impact the vested balance of a named executive officer’s benefit under the DBPP.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee directors not covered in the Summary Compensation Table for the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
William S. Aichele (c)	$107,500	$28,150	$-0-	$-0-	$-0-	$12,845	$148,495
Roger H. Ballou	37,650	28,150	-0-	-0-	-0-	-0-	65,800
Todd S. Benning	37,300	28,150	-0-	-0-	-0-	-0-	65,450
Douglas C. Clemens (d)	21,267	—	-0-	-0-	-0-	-0-	21,267
R. Lee Delp	43,000	28,150	-0-	-0-	-0-	-0-	71,150
William G. Morral	55,600	28,150	-0-	-0-	-0-	-0-	83,750
Glenn E. Moyer	65,250	28,150	-0-	-0-	-0-	-0-	93,400
K. Leon Moyer	42,400	28,150	-0-	-0-	-0-	-0-	70,550
Natalye Paquin (d)	20,667	26,206	-0-	-0-	-0-	-0-	46,873
Thomas M. Petro	39,400	28,150	-0-	-0-	-0-	-0-	67,550
Mark A. Schlosser	45,400	28,150	-0-	-0-	-0-	-0-	73,550
P. Gregory Shelly (d)	48,600	11,739	-0-	-0-	-0-	-0-	60,339
Michael L. Turner	45,850	28,150	-0-	-0-	-0-	-0-	74,000
Charles Zimmerman	38,400	28,150	-0-	-0-	-0-	-0-	66,550
Margaret K. Zook (d)	15,467	3,519	-0-	-0-	-0-	-0-	18,986

(a)	Includes annual retainer fees, Board meeting fees and other committee fees as described below.

(b)
The accumulated values under the Corporation’s Director Fee Deferral Plan, as described below, were as follows: for Douglas C. Clemens, $418,055; for William G. Morral, $467,707; for P. Gregory Shelly, $329,377; and for Margaret K. Zook, $353,350. There are no pension benefits listed in this table.

(c)	All other compensation includes reimbursement for country club membership fees and costs to attend the Pennsylvania Banker Association annual conference. Such payments are being discontinued in 2018.

(d)
Douglas C. Clemens resigned as a Director on July 26, 2017. Natalye Paquin was appointed as an Alternate Director on April 26, 2017, and as a Director on July 26, 2017. P. Gregory Shelly retired as a Director as of November 30, 2017. Margaret K. Zook retired as a Director as of April 30, 2017.

Director Fees

For the year ended December 31, 2017, each non-employee Director was paid an annual retainer fee of $22,000. For Directors who served a partial year, the retainer fee is paid, pro-rata, based on number of months of service. Additionally, the chair of the Audit Committee received an additional annual retainer fee of $8,500, the chair of the Compensation Committee received an additional annual retainer fee of $6,000, the chair of the Risk Committee received an additional annual retainer fee of $7,500, the chair of the Nominating and Governance Committee received an additional annual retainer fee of $5,000, and the chair of the Independent Directors received an additional annual retainer fee of $4,000. Each non-employee Director received a fee of $1,200 for each Board Meeting of the Corporation or the Bank which he/she attended. Only one fee was paid to the Director if these Boards meet on a concurrent basis. Non-employee Directors who attend committee meetings of the Board received a fee ranging from $750 to $900 for each meeting attended.

For the year ended December 31, 2017, the Chairman (Mr. Aichele) received a flat annual fee of $107,500 in lieu of retainer and meeting fees. This amount is based on the Chairman’s experience and responsibilities, with a target of paying at, or reasonably above, the median (50%) level of our peer group.

The Corporation offers a Director Fee Deferral Plan under which the directors can voluntarily contribute all or a portion of their director fees. These deferred fees accumulate value either based on the Bank’s average cost of total time deposits and purchased funds or the Corporation’s stock index, as elected by the director. The deferred fees remain the property of the Corporation until it is contractually obligated to pay such fees to the director upon death or after the director’s termination in accordance with the director’s irrevocable election. This Plan was discontinued for prospective use in December 2016; however, directors currently participating in the plan are grandfathered for the term of their directorship.

Stock-Based Compensation

Under the Univest 2013 Long-Term Incentive Plan, discussed previously, both employees and non-employee directors are eligible to be granted Awards under the Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
William S. Aichele (a)	1/31/2011	9,000	-0-	-0-	$17.24	1/31/2021	2/7/2013	1,171	$32,847	-0-	$-0-
	1/31/2012	9,000	-0-	-0-	14.80	1/31/2022	1/31/2016	1,000	28,050	-0-	-0-
	1/31/2013	9,000	-0-	-0-	16.88	1/31/2023	1/31/2017	1,000	28,050	-0-	-0-
Roger H. Ballou	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
Todd S. Benning	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
R. Lee Delp	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2016	1,000	28,050	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
William G. Morral	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2016	1,000	28,050	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
Glenn E. Moyer	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2016	1,000	28,050	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
K. Leon Moyer (a)	1/31/2011	7,000	-0-	-0-	17.24	1/31/2021	2/7/2013	612	17,167	-0-	-0-
	1/31/2012	7,000	-0-	-0-	14.80	1/31/2022	2/6/2014	1,478	41,458	-0-	-0-
	1/31/2013	7,000	-0-	-0-	16.88	1/31/2023	1/31/2016	1,000	28,050	-0-	-0-
	1/31/2014	4,667	-0-	2,333	18.78	1/31/2024	1/31/2017	1,000	28,050	-0-	-0-
Natalye Paquin	N/A	N/A	N/A	N/A	N/A	N/A	4/30/2017	875	24,544	-0-	-0-
Thomas M. Petro	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
Mark A. Schlosser	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2016	1,000	28,050	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
Michael L. Turner	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2016	1,000	28,050	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
Charles H. Zimmerman	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2016	1,000	28,050	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2017	1,000	28,050	-0-	-0-
(a) All Option Awards and Stock Awards from 2011 through 2014 were granted while director was an employee; all option awards are non-qualified. Vesting schedules for these Option and Stock Awards can be found on Page 23.

Grant Date	Stock Award Vesting Schedule
1/31/2016	100% Vests on the earlier of January 31, 2018 or mandatory retirement age.
1/31/2017	100% Vests on January 31, 2019. For directors who retire at mandatory retirement age, awards vest ratably based on number of months of service.
4/30/2017	100% Vests on January 31, 2019. For directors who retire at mandatory retirement age, awards vest ratably based on number of months of service.

Director Mandatory Retirement Age

The Corporation’s by-laws provide that a Director shall retire from the Board on the first day of the month following their seventy-second birthday.  Notwithstanding this mandatory provision, the Board, by the affirmative vote of a majority of directors, may extend the retiring Director’s service eligibility for up to an additional three years.

Stock Ownership Requirements

Effective February 21, 2017, Directors and Alternate Directors are each required to own 10,000 shares of the Corporation's stock within five (5) years of becoming a Director or Alternate Director.

RELATED-PARTY TRANSACTIONS

During 2017, some of the directors and executive officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. In management’s opinion, the loans were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank; they did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 (dealing with personal loans to executives) and Federal Reserve Board Regulation O. As of December 31, 2017, loans to executive officers, directors, and their affiliates represented 5.5% of total shareholders’ equity in the Corporation.

The Corporation’s Audit Committee Charter provides for the review of related party transactions, including the independent status of all Audit Committee members. The Nominating and Governance Committee reviews the independence of directors annually.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee of the Board for the fiscal year ended December 31, 2017 was comprised of the following independent directors appointed by the Board. The independent directors were: William G. Morral, Glenn E. Moyer, Mark A. Schlosser, Charles H. Zimmerman, P. Gregory Shelly (retired effective November 30, 2017) and Roger H. Ballou (committee member beginning October 25, 2017). Each member of the Compensation Committee is independent as defined in the listing standard rules of the NASDAQ Stock Market and applicable SEC regulations. Effective January 1, 2016, Glenn E. Moyer became Chairman of the Committee.

The Compensation Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, relevant to approving the annual compensation of the Corporation’s CEO, executive officers, and other key management personnel through consultation with management and the Compensation Committee’s independent professional compensation consultants. Recommendations are made to the Board with respect to the Corporation's CEO compensation, overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Compensation Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee directors on the Board. The Compensation Committee’s charter is available at the Corporation’s website on the internet; www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (i) was, during 2017, or had previously been an officer or employee of the Corporation or our subsidiaries, nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under the applicable rules of the SEC. No interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and equity awards for all employees except the Chief Executive Officer. The Compensation Committee may retain an outside consultant to assist in the evaluation of any individual executive compensation, incentive programs, or any other matter deemed appropriate by the Compensation Committee and provide for the appropriate funding of such consulting or advisory firm. During 2017, the Compensation Committee engaged McLagan, a part of Aon plc, as its independent compensation consultant. The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of Aon's total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the consultants and a member of the Compensation Committee; (v) any company stock owned by the consultants; and (vi) any business or personal relationships between our executive officers and the consultants. The Compensation Committee discussed these considerations as well as other considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest. See further discussion beginning on Page 10 in "Compensation Discussion and Analysis."

COMPENSATION COMMITTEE REPORT

The Compensation Committee met five (5) times during 2017. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2017 with the Corporation’s management.

Based on the Committee's review and discussions noted above, the Compensation Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee Members:

Glenn E. Moyer, Chairman
Roger H. Ballou
William G. Morral
Mark A. Schlosser
Charles H. Zimmerman

CORPORATE GOVERNANCE DISCLOSURE

CODE OF CONDUCT

The Corporation has adopted a Code of Conduct for all directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest director, officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Code and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Code of Conduct is available on our website at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for directors or executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within four business days. Any waivers would also be posted on our website within four business days. The waiver reporting requirement process was established in 2003, and there have been no waivers.

TERMINATION OF SHAREHOLDER RIGHTS PLAN

In September 2011, in response to then existing challenges in the economy and unprecedented changes in the financial industry which impacted earnings and stock performance, the Corporation adopted a shareholder rights plan (the “Shareholder Rights Plan”), which was designed to protect shareholders from abusive takeover tactics and attempts to acquire control of the Corporation at an inadequate price.  In light of changed economic and other conditions, changed circumstances relating to the Corporation, discussions with certain institutional and other shareholders relating to the Shareholder Rights Plan, a review by the Board of Directors of the Corporation’s corporate governance practices and related matters, and the viewpoint and recommendations of proxy advisory service firms with respect to the Shareholder Rights Plan, the Board of Directors terminated the Shareholder Rights Plan on January 25, 2017, prior to its scheduled expiration date of September 30, 2021.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met three (3) times during the fiscal year ended December 31, 2017. All members of the Nominating and Governance Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and applicable SEC Regulations. The primary purpose of the Nominating and Governance Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating and Governance Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Nominating and Governance Committee at December 31, 2017 were: R. Lee Delp, Chairman; Glenn E. Moyer; Mark A. Schlosser; Michael L. Turner; and Charles H. Zimmerman.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the annual meeting of shareholders.

Univest currently has one Alternate Director. Alternate Directors are elected by the Corporation’s shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis without a vote, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, an Alternate Director does not vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination.  The Nominating and Governance Committee will seek to balance the skill sets of current Board members with the need for other diverse skill sets and qualities, including diversity of gender or ethnicity, which will complement the Corporation's strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability of the individual to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors based on the Class of Directors up for nomination in a particular year.

The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors:

William S. Aichele - Mr. Aichele is currently Chairman of the Board of the Corporation, served as the Corporation’s Chief Executive Officer from 1999 until his retirement on January 1, 2014 and has over forty years of experience in the financial services industry with the Corporation. Mr. Aichele currently serves on the board of the Federal Reserve Bank of Philadelphia. Additionally, Mr. Aichele serves on numerous non-profit boards and the Board of Trustees of Grand View Health. Mr. Aichele’s background provides extensive knowledge of the banking industry, the local economy and businesses within the Bank’s operating region.

Roger H. Ballou - Mr. Ballou was formerly a director of Fox Chase Bancorp, Inc, a position he held since 2005 until the acquisition on July 1, 2016. Mr. Ballou served until January 2011 as the President and Chief Executive Officer and a director of CDI Corporation (NYSE: CDI). Before joining CDI, Mr. Ballou served as Chairman and Chief Executive Officer of Global Vacation Group and as a senior advisor to Thayer Capital Partners. Previously, he was President and Chief Operating Officer of Alamo Rent-a-Car. Before joining Alamo, for more than 16 years, he held several positions with American Express, culminating in his appointment as President of the Travel Services Group. Mr. Ballou is also a director of Alliance Data

Systems (NYSE: ADS) and RCM Technologies, Inc. (Nasdaq: RCMT). Mr. Ballou’s background as President and Chief Executive Officer of a public corporation provides extensive public company oversight and business experience.

Todd S. Benning, CPA - Mr. Benning is a founding stockholder of Dunlap & Associates, PC, a full-service certified public accounting firm located in Chalfont, Pennsylvania where he serves in the firm's Accounting Services Department and has over thirty five years of experience in public accounting. Mr. Benning was formerly a director of Fox Chase Bancorp, Inc., a position he held from 2005 until the acquisition on July 1, 2016. As a founding stockholder of a certified public accounting firm, Mr. Benning provides the Board of Directors with critical experience regarding accounting matters and small company management and is a financial expert. He works extensively with companies within the regions in which the Corporation conducts its business.

R. Lee Delp - Mr. Delp is currently Principal of R. L. Delp & Company. Mr. Delp also serves on the boards of five other local corporations. Mr. Delp has held senior management positions, including Chief Executive Officer, in companies for over thirty years, providing Mr. Delp with significant experience with respect to leadership, marketing and strategic direction. Additionally, Mr. Delp has served on the boards of a number of non-profit organizations over the years.

William G. Morral, CPA - Mr. Morral is a financial consultant and was formerly Chief Financial Officer of Moyer Packing Company. Additionally, Mr. Morral was a former partner at Arthur Young and Co. (now Ernst & Young LLP) and the former Executive Director of the North Penn United Way. Mr. Morral has significant experience in the food processing industry, which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Morral has significant experience in financial analysis and internal controls.

Glenn E. Moyer - Mr. G. Moyer is currently the Chief Executive Officer of Live Oak Strategies, LLC. Mr. G. Moyer served as the Secretary of the Pennsylvania Department of Banking and Securities from April 2011 to January 2015. Mr. G. Moyer also served as Chair of the Board of Directors of the Pennsylvania Housing Finance Agency and Vice Chair of the Pennsylvania Banking and Securities Commission and was a voting member of the following boards: the Commonwealth Financing Agency, the Pennsylvania Economic Development Financing Authority, the Pennsylvania Industrial Development Authority, the Pennsylvania Minority Business Development Authority, the Pennsylvania Energy Development Authority and the Certified Real Estate Appraisers Board. Mr. G. Moyer is the Board Chair and Trustee of The Wyomissing Foundation. Mr. G. Moyer was previously the President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank. Mr. G. Moyer’s background provides extensive experience in regulatory oversight, governance and the operations of a financial institution.

K. Leon Moyer - Mr. K.L. Moyer most recently served as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank prior to his retirement on January 1, 2015. Mr. K.L. Moyer has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. K.L. Moyer serves on numerous non-profit boards and committees contributing to professional and community organizations throughout the Corporation’s market, providing Mr. K.L. Moyer with the necessary knowledge of the local economy and needs of the community.

Natalye Paquin - Mrs. Paquin is currently Chief Executive Officer of Points of Light, the world’s largest organization dedicated to volunteer service. Prior to this position, from 2010 to 2016, Mrs. Paquin served as Chief Executive Officer of the Girls Scouts of Eastern Pennsylvania as well as chief transformation officer at Girl Scouts of the USA. Mrs. Paquin has also held the positions of Executive Vice President and Chief Operating Officer of the Kimmel Center, Inc. and Chief of Staff and then Chief Operating Officer for the School District of Philadelphia. Additionally, Mrs. Paquin serves on the boards of numerous non-profit organizations as well as the Board of Trustees at Rosemont College. Mrs. Paquin’s background working with non-for profit organizations within the local economy provides significant leadership and management experience.

Thomas M Petro - Mr. Petro is currently Managing Partner of 1867 Capital Partners, a venture investor in early-stage life sciences, Fintech and tech-enabled business services. Mr. Petro most recently served as President and Chief Executive Officer of Fox Chase Bank since 2005 and Fox Chase Bancorp, Inc. since its founding and initial public offering in 2006 until the acquisition on July 1, 2016. Previously, Mr. Petro was President and Chief Executive Officer of Northeast Pennsylvania Financial Corporation. He is Chairman of the Board of OrthogenRx, Inc. and Chairman of the Board of BizEquity. He is past-chairman of the Pennsylvania Bankers Association and former board member of the American Bankers Association. Mr. Petro’s background provides extensive experience in regulatory oversight, governance and the operations of a financial institution.

Jeffrey M. Schweitzer - Mr. Schweitzer currently serves as President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and has over twenty years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation’s Chief Financial Officer since 2007 before his promotion to President and Chief Operating Officer on January 1, 2013 and to Chief Executive Officer on January 1, 2014. Additionally, Mr. Schweitzeserves on non-profit boards in the Corporation’s market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community.

Michael L. Turner - Mr. Turner is currently a partner in the law firm of Marshall, Dennehey, Warner, Coleman & Goggin since 2017. Mr. Turner was a founder of Valley Green Bank and served on its board of directors from 2005 until the acquisition on January 1, 2015. Previously, Mr. Turner was a founder and managing partner of the Philadelphia law firm Kelly, Jasons, McGuire & Spinelli from 1989 to 2007. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981-1986. Mr. Turner is a member of the Pennsylvania Bar. He is also a member of the Board of the Center City Crime Victim Services Association and the Board of the Central High School of Philadelphia Alumni Association.

Charles H. Zimmerman - Dr. Zimmerman currently serves as a member of senior leadership and as teaching pastor at Calvary Church in Souderton - a role he has held for over 20 years. Dr. Zimmerman has served on the Board of Directors for the Clemens Family Corporation since 2004 and is an executive consultant in the areas of leadership development and strategic effectiveness. Dr. Zimmerman has been actively involved in church leadership and development.

The Corporation believes the individual below possesses the required experience, qualifications and skills to continue as Alternate Director:

Robert C. Wonderling - Mr. Wonderling is currently President and Chief Executive Officer of the Chamber of Commerce for Greater Philadelphia, a business advocacy organization of member companies that promotes growth and economic development in the 11-county Greater Philadelphia region. Prior to this position, from 2002 to 2009, Mr. Wonderling served in the Pennsylvania State Senate, where he served as Chairman of the Communications and Technology Committee and the Transportation Committee. He also served in the executive branch of state government administration as Deputy Secretary of Transportation. Additionally, Mr. Wonderling serves on the boards of numerous business affiliated and non-profit organizations within the Philadelphia region as well as Chairman of the Board of Trustees at Ursinus College.

The structure of the Corporation’s Board of Directors consists of: a Chairman of the Board, one director who currently is also the President and Chief Executive Officer of the Corporation, and individual directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent directors, with management representation constituting only one of the thirteen members of the Board of Directors. The Independent Directors of the Board meet separately twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Enterprise-Wide Risk Management Committee, Community Reinvestment Act Committee, and Trust Committee. The active participation in these Committees in addition to the Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk Management is the cornerstone of banking and is integral to the daily operations of the Corporation. The Board of Directors oversees the Risk Management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of ten members of management, including the President and Chief Executive Officer of the Corporation, and seven independent directors of the Board, including the Chairman of the Corporation. The Enterprise-Wide Risk Management Committee meets four times a year and is chaired by Director Glenn E. Moyer. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which meets three times a year, consisting of members of management representing each line of business and area of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings along with the minutes from attended Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Chief Risk Officer reports directly to the Audit Committee with a dotted line to the President and Chief Executive Officer of the Corporation. The Chief Risk Officer also attends each Board of Directors meeting, Executive Committee meeting, Audit Committee meeting, Enterprise-Wide Risk Management Committee meeting and Management's Investment/Asset Liability Management

Committee and Loan Policy Committee meetings and to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also has an executive session with the Audit Committee on a quarterly basis.

Shareholder Nominations

Article II, Section 17 of the Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The name, age and resident address of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying shareholder; and

e.	The number of shares owned by the notifying shareholder.

The nomination of a Director who has not previously served as a Director shall be made from and among the then serving Alternate Director(s) except in connection with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board, if there be one, or, if not, by the Secretary of the meeting, and the votes cast for such nominee may be disregarded by the judges of election.

PROPOSALS
Proposal 1 - Election of Directors

The election of three Class I directors, each for a three-year term expiring in 2021 and until their successors are elected and qualified. The nominees for Class I Director are:
William S. Aichele
Thomas M. Petro
Charles H. Zimmerman

The election of one Alternate Director, for a one-year term expiring in 2019 and until his successor is elected and qualified. The nominee for Alternate Director is:
Robert C. Wonderling

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Proposal 2 - Ratification of KPMG LLP as independent registered public accounting firm for 2018

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 - An advisory vote to approve named executive officer compensation as presented in this Proxy Statement
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in "Compensation Discussion and Analysis" (the "CD&A") beginning on page 10 and the compensation tables included in the discussion of Executive Compensation beginning on page 20, including the narrative disclosure thereto.
As stated in the CD&A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation’s short-term and long-term goals and growth in shareholder value.
Highlights of our program include:

•
A three-part mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;

•
Measurement of individual and group performance factors by the Corporation’s Compensation Committee, fully considering decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;

•
Assessment of Univest’s executive compensation program by the Corporation’s Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and

•	The requirement that executives acquire substantial levels of ownership of the Corporation’s stock to better align the executives’ interests with those of the shareholders.
     As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2018 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement.”

The Board of Directors recommends that you vote “FOR” Proposal 3.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation’s 2019 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 16, 2018.
A shareholder proposal submitted after November 16, 2018, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s Proxy Statement for the annual meeting to be held in 2019, but may nevertheless be presented at the annual meeting. Under the Corporation’s bylaws, to present a proposal at the annual meeting in 2019, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2019 Annual Meeting of April 16, 2019, a proposal submitted pursuant to the Corporation’s bylaws must be received at the principal executive offices no later than December 17, 2018.
OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

Souderton, Pennsylvania	By Order of the Board of Directors
March 16, 2018

/s/ William S. Aichele
WILLIAM S. AICHELE, Chairman

/s/ Megan Duryea Santana
MEGAN DURYEA SANTANA , Esq., Secretary